LIBERTY ALL-STAR GROWTH AND INCOME FUND
                              One Financial Center
                        Boston, Massachusetts 02111-2621

                         INFORMATION STATEMENT REGARDING
                          CHANGE OF A PORTFOLIO MANAGER

             WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY.

Background

         Liberty All-Star Growth and Income Fund (the "Fund") is a series of Liberty Funds Trust IX (the "Trust"), a Massachusetts business trust organized in 1998. The principal underwriter of the Fund is Liberty Funds Distributor, Inc. ("LFD") and the administrator of the Fund is Colonial Management Associates, Inc. ("CMA"). Both LFD and CMA are affiliates of Liberty Asset Management Company ("LAMCO"), the Fund's advisor.

         The Fund is a "multi-managed" fund that allocates its portfolio assets among a number of independent investment management organizations ("Portfolio Managers") -- currently five in number -- recommended by the Fund's advisor, LAMCO, 600 Atlantic Avenue, Boston, Massachusetts 02210-2214. Each Portfolio Manager employs a different investment style. From time to time LAMCO rebalances the Fund's portfolio assets among the Portfolio Managers in order to maintain an approximately equal allocation of portfolio assets among them throughout all market cycles.

     LAMCO continuously monitors and evaluates the Fund's portfolio managers on a quantitative and qualitative basis. The evaluation process focuses on the firm's philosophy, investment process, people and performance. It was concluded that after evaluation based on the aforementioned criteria that LAMCO deemed it necessary to replace J.P. Morgan Investment Management Inc. ("J.P. Morgan") with Mastrapasqua & Associates, Inc. ("Mastrapasqua") effective November 1, 2000.

         Under an exemptive order issued by the Securities and Exchange Commission on September 28, 1999, the Fund may enter into a portfolio management agreement with a new Portfolio Manager without a vote of shareholders of the Fund, provided that the shareholders of the Fund are furnished information about the new Portfolio Manager and its portfolio management agreement within 90 days of the effective date of the Portfolio Manager change. This Information Statement is being furnished in connection with the replacement of J.P. Morgan by Mastrapasqua as a Portfolio Manager of the Fund, as recommended by LAMCO and approved by the Board of Trustees of the Trust on October 25, 2000.

         Reasons for a portfolio management change include a change or deviation in the fundamental investment philosophy or process of the firm; a major change in the ownership and/or organizational structure of the firm; a departure of key investment professionals and a period of poor performance versus relevant benchmarks.

Information about Mastrapasqua

         Mastrapasqua, located 814 Church Street, Suite 600, Nashville, Tennessee 37203, is an independently owned firm. Established in 1993, Mastrapasqua is an investment advisor to individuals, foundations, endowments, retirement plans, mutual funds, and other institutions. Ownership of Mastrapasqua lies 100% with its employees. Frank Mastrapasqua, Ph.D., Chairman and Chief Executive Officer, Thomas A. Trantum, President, and Mauro Mastrapasqua, First Vice President, are deemed to be control persons of Mastrapasqua by virtue of the aggregate ownership by them of more than 25% of the outstanding voting stock of Mastrapasqua. As of September 30, 2000, Mastrapasqua had $2.5 billion in assets under management.

The  following  are  the   directors   and  principal   executive   officers  of
Mastrapasqua:

Name and Address           Position with Mastrapasqua       Principal Occupation

Frank Mastrapasqua         Chairman and Chief Executive     Chairman and Chief
814 Church Street          Officer                          Executive Officer
Suite 600                                                   of Mastrapasqua
Nashville, TN  37203

Thomas A. Trantum          President                        President of
814 Church Street                                           Mastrapasqua
Suite 600
Nashville, TN  37203

Mauro Mastrapasqua         First Vice President             First Vice President
814 Church Street                                           of Mastrapasqua
Suite 600
Nashville, TN  37203

     Mr. Frank Mastrapasqua, Chairman and CEO, and Mr. Thomas A. Trantum, President, co-manage that portion of the Fund's portfolio assigned to Mastrapasqua. Both Messrs. Frank Mastrapasqua and Trantum have been employed at Mastrapasqua since the firm was established in 1993.

         Mastrapasqua's investment style is designed to identify growth stocks that can be purchased at value prices.

         On November 1, 2000, the Trustees and Officers of the Trust owned none of the outstanding shares of Mastrapasqua.

         The portfolio management agreement dated November 1, 2000, among the Fund, LAMCO and Mastrapasqua is substantially identical to the Fund's agreements with its other Portfolio Managers. Under the portfolio management agreements, including Mastrapasqua, each Portfolio Manager has discretionary investment authority with respect to the portion of the Fund's portfolio assets allocated to it by LAMCO, subject to the Fund's investment objective and policies, to the supervision and control of the Trustees of the Trust, and to any instructions from LAMCO. The Portfolio Managers are required to use their best professional judgment in making timely investment decisions for the Fund. The Portfolio Managers, however, will not be liable for actions taken or omitted in good faith and believed to be within the authority conferred by their portfolio management agreements and without willful misfeasance, bad faith or gross negligence.

         The Fund pays LAMCO an advisory fee of 0.60% per annum of the average daily net assets of the Fund. LAMCO in turn pays each Portfolio Manager of the Fund, including Mastrapasqua and excluding OpCap Advisors, a fee, accrued daily and paid monthly, at the annual rate of 0.30% of the average daily net assets of that portion of the Fund's portfolio assets assigned to that Portfolio Manager. The portfolio manager agreement with OpCap Advisors provides for a fee of 0.40% per year of the average daily net asset value of the portion of the Fund's portfolio assigned to it up to $100 million and 0.30% of such average daily net asset value in excess of $100 million. OpCap Advisors has voluntarily agreed, however, to waive any fee in excess of 0.30% until the earlier of March 1, 2002 or the date the total of the Fund's net assets reaches $100 million. Any increase in the fee payable to OpCap Advisors following the expiration of its fee waiver agreement will be borne by LAMCO. For the Fund's fiscal year ended December 31, 1999, the Fund paid a portfolio management fee of $14,000 to J.P. Morgan. No fees or payments were made by the Fund to Mastrapasqua or an affiliate of Mastrapasqua during the Fund's fiscal year ended December 31, 1999.

Other Funds Managed by Mastrapasqua

         In addition to the management services provided by Mastrapasqua to the Fund, Mastrapasqua also provides management services to other investment companies. Information with respect to the assets of and management fees payable to Mastrapasqua by those funds having investment objectives similar to those of the Fund is set forth below:

                                 Total Net Assets at     Annual Management Fee
                                  September 30, 2000           as a % of
Fund                                (in millions)       Average Daily Net Assets

Touchstone Funds                         $193                    0.515%
Evaluation Associates, Inc.              $11                     0.385%
Mastrapasqua Growth Value Fund           $20                     1.00%

Portfolio Transactions and Brokerage

         Each of the Fund's Portfolio Managers, including Mastrapasqua, has discretion to select brokers and dealers to execute portfolio transactions initiated by the Portfolio Manager for the portion of the Fund's portfolio assets allocated to it, and to select the markets in which such transactions are to be executed. The portfolio management agreements with the Fund provide, in substance, that in executing portfolio transactions and selecting brokers or dealers, the primary responsibility of the Portfolio Manager is to seek to obtain best net price and execution for the Fund.

         The Portfolio Managers are authorized to cause the Fund to pay a commission to a broker or dealer who provides research products and services to the Portfolio Manager for executing a portfolio transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction. The Portfolio Managers must determine in good faith, however, that such commission was reasonable in relation to the value of the research products and services provided them, viewed in terms of that particular transaction or in terms of all the client accounts (including the Fund) over which the Portfolio Manager exercises investment discretion. It is possible that certain of the services received by a Portfolio Manager attributable to a particular transaction will primarily benefit one or more other accounts for which investment discretion is exercised by the Portfolio Manager.

         The portfolio management agreements with the Fund's Portfolio Managers, including Mastrapasqua, provide that LAMCO has the right to request that transactions giving rise to brokerage commissions, in amounts to be agreed upon from time to time between LAMCO and the Portfolio Manager, be executed by brokers and dealers (to be agreed upon from time to time between LAMCO and the Portfolio Manager) which provide research products and services to LAMCO or to the Fund or other accounts managed by LAMCO (collectively with the Fund, "LAMCO Clients"). The commissions paid on such transactions may exceed the amount of commissions another broker would have charged for effecting those transactions. Research products and services made available to LAMCO through brokers and dealers executing transactions for LAMCO Clients involving brokerage commissions include performance and other qualitative and quantitative data relating to investment managers in general and the Portfolio Managers in particular; data relating to the historic performance of categories of securities associated with particular investment styles; mutual fund portfolio and performance data; data relating to portfolio manager changes by pension plan fiduciaries; quotation equipment; and related computer hardware and software. All of these research products and services are used by LAMCO in connection with its selection and monitoring of portfolio managers (including the Portfolio Managers) for LAMCO Clients, the assembly of a mix of investment styles appropriate to LAMCO's Clients' investment objectives, and the determination of overall portfolio strategies.

         LAMCO from time to time reaches understandings with each of the Portfolio Managers as to the amount of the Fund's portfolio transactions initiated by such Portfolio Manager that are to be directed to brokers and dealers which provide research products and services to LAMCO. These amounts may differ among the Portfolio Managers based on the nature of the markets for the types of the securities managed by them and other factors.

         These research products and services are used by LAMCO in connection with its management of LAMCO Clients' portfolios, regardless of the source of the brokerage commissions. In instances where LAMCO receives from broker-dealers products or services which are used both for research purposes and for administrative or other non-research purposes, LAMCO makes a good faith effort to determine the relative proportions of such products or services which may be considered as investment research, based primarily on anticipated usage, and pays for the costs attributable to the non-research usage in cash.

         For the fiscal year ended December 31, 1999, the Fund did not pay brokerage commissions to any affiliated brokers.

         Further information concerning the Fund is contained in its most recent annual and semi-annual reports to shareholders, which are obtainable free of charge by writing LFD at One Financial Center, Boston, Massachusetts 02111-2621 or by calling 1-800-426-3750.







707-19/026E-1200                                        Dated:  January 20, 2001